Exhibit 10.15


                     STRATEGIC PARTNERSHIP AGREEMENT

This STRATEGIC PARTNERSHIP AGREEMENT ("Agreement") is made on this 31st day of May, 2004 between Maximum Dynamics, Inc. (Maximum) and Intesol Corporation (Intesol) and hereafter referred to collectively as the "Partners" and individually as "Partner".

                              RECITALS

The Partners have agreed to share resources and contribute human capital and technology for the purpose of increasing efficiencies in marketing, sales and service delivery for both parties.

The Partners consider it agreeable to work through their existing entities and to hold their business interests in these respective entities. In doing so, the Partners avoid the necessity of numerous separate agreements, to maintain the legal title to the respective business interests in a simple and practicable form, and to facilitate the collection and distribution of the profits that accrue through this strategic relationship.

It is therefore agreed that:

1. Purpose. The Partners form this strategic partnership to build service delivery and product sourcing capabilities for technology solutions, products and services. As such, the Parties shall work together to increase efficiencies in marketing, sales, service delivery and project implementation. The Parties agree to work together in South Africa and the rest of the Africa Continent and to explore business opportunities together for joint sales and prospects. The Parties agree to bid jointly on projects that are identified and that each Party shall draw upon its resources from subsidiaries, joint venture and other strategic partners to support that project. As part of this goal, Intesol hereby appoints Maximum as its business agent and provider of specialized project management services with effect 1 June 2004 as set forth in the Project Management Services Engagement Agreement entered into between Maximum and Intesol on May 31, 2004.

2. Contributions. Both parties agree to use their current infrastructure and resources and to work on joint projects with each project being agreed upon in advance and in writing on a project by project basis in terms of deliverables, revenue sharing and resource sharing. This Agreement hereby references Section C of Schedule B in the Project Management Services Engagement Agreement wherein it is specified that the revenues generated from this partnership are to be directed to a joint bank account.


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Contributions from Intesol         Contributions from Maximum Dynamics
--------------------------         -----------------------------------
- Provide BEE status and           - Project Management services at
  prospects for solutions            Cost price
- Networking in South Africa and   - Access to Maximum's "relationship
  other countries where Intesol      infrastructure" on an as needed
  has offices                        and agreed upon basis
- Provide people and resources     - Provide all assistance (turnkey
  on a project-by-project basis      solution approach that Intesol
  at cost paid by Intesol            cannot provide) to identified projects
- Provide solutions and products   - Bring possible prospects and projects
  to specific projects and           to the partnership
  requirements                     - PRO function
- Be responsible for               - Provide networking and infrastructure
  implementation and after sales     in other countries where Maximum
  support on identified projects     Dynamics has offices
- Work on a first right of         - Work on a first right of refusal basis
  refusal basis for all products     for all products and services offered
  and services offered by both       by both parties and their respective
  parties and their respective       partners
  partners                         - Manage the strategic and organizational
- Provide extra management           planning for Intesol Group of Companies
  through various directors on     - Technology and Turnkey Solution partner
  an as needed basis
- Technology and Turnkey
  Solution partner
- Legal services (including IT
  Law) at cost price through
  Intesol Legal


3. Rights and Entitlement. The Parties agree that the products supplied by Maximum are the property of Maximum and products supplied by Intesol are the property of Intesol and that no rights or entitlement to these products shall exchange hands or transfer to the other Partner as a result of this agreement.

4. Revenues. The Partners agree to share in the revenues generated from mutual cooperation and shall split revenue from sales based on agreements that are entered to between both parties as set forth in Schedule A. Upon termination of this Agreement, the sharing of revenues, as set forth in each agreement, shall cease to be in effect. All sales in the pipeline and projects in progress at the time of termination, however, shall be included in the revenue sharing agreement unless otherwise expressly agreed upon in writing by both parties.

5. Term. This Agreement shall commence upon the Initial Date ("Initial Date") as first set forth above in this agreement and shall be in effect for twelve months from this date. At the end of the twelve month period, the agreement shall automatically renew unless modified or changed in writing by both Parties.

6. Expenses. Each Partner shall be responsible for its own expenses unless expressly agreed to by both parties and mutually approved beforehand. Should the Parties agree that Maximum shall compensate Intesol, its management, partners or affiliates for bonuses or other additional expenses as agreed upon by both Parties beforehand, Maximum shall retain in its sole discretion the right to make such payment in either cash or with shares of its Common Stock and that said shares may be restricted in accordance with Rule 144 of the Exchange Act of 1933.

7. Liability. Each Partner shall be liable only for his own willful misfeasance and bad faith, and no one who is not a party to this Agreement shall have any rights whatsoever under this Agreement for any action taken or not taken by either Partner except as permitted by law in South Africa.


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8. Disclosure of Material Events. Each Partner agrees to promptly disclose to the other Partner those events/discoveries that are known and/or anticipated that may conceivably have an impact on the business operations, future business, or public perception. Both Partners agree to such disclosure, as this may have a material impact on the ability and effectiveness of the services rendered by the other Partner.

9. Indemnification. Each Partner agrees to indemnify and hold harmless the other Partner against any losses, claims, damages, liabilities and/or expenses (including any legal or other expenses reasonably incurred in investigating or defending any action or claim in respect thereof) to which the other Partner is willing and capable of providing services on a "Best Efforts" basis. Each Partner cannot be held liable for any activity unless it can be shown that this activity comes as a direct result of willful, negligent, inappropriate and illegal representation or misrepresentation by the offending Partner.

10. Conflict of Interest. Each Partner shall be free to perform services for other persons. Each Partner will notify the other
Partner of its performance of services for any other client that could conflict with its obligations under this agreement.

11. Arbitration and Attorneys Fees. The Partners agree that any dispute, claim, or controversy concerning this Agreement or the termination of this Agreement, or any dispute, claim or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Cape Town, South Africa in accordance with the rules then in effect of the primary Arbitration Association in South Africa. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. The Partners will pay the costs and expenses of such arbitration in such proportions as the arbitrator shall decide, and each Partner shall separately pay its own counsel fees and expenses.

12. Termination. This Agreement shall terminate and the obligations of each Partner shall be deemed completed on the happening of either of the following events: (a) termination by mutual assent of both Partners; or (b) the violation of this agreement by either Partner.

13. Non-Disclosure. Each Party agrees that the other party (the "Disclosing Party") has disclosed or may disclose information relating to (i) software/hardware products and process intelligence or (ii) the Disclosing Party's business (including, without limitation, computer programs, names and expertise of employees and consultants, know-how, formulas, processes, ideas, inventions (whether patentable or not) schematics and other technical, business, financial, customer and product development plans, forecasts, strategies and information), which to the extent previously, presently, or subsequently disclosed to the Receiving Party is hereinafter referred to as "Proprietary Information" of the Disclosing Party. Notwithstanding the foregoing, nothing will be considered "Proprietary Information" of the Disclosing Party unless either (1) it is first disclosed in tangible form and is conspicuously marked "Confidential," "Proprietary" or the like or
(2) it is first disclosed in nontangible form and orally identified as confidential at the time of disclosure and is summarized in tangible form conspicuously marked "Confidential" within 30 days of the original disclosure. In consideration of the parties' discussions and any access the Receiving Party may have to Proprietary Information of the Disclosing Party, the Receiving Party hereby agrees as follows:

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a. to hold the Disclosing Party's Proprietary Information in confidence and to take reasonable precautions to protect such Proprietary Information (including, without limitation, all precautions the Receiving Party employs with respect to its confidential materials);
b. to not divulge any such Proprietary Information or any information derived therefrom to any third person unless authorized by the Disclosing Party;
c. not to make any use whatsoever at any time of such Proprietary Information except for the purposes as set forth in this Agreement; and
d. not to copy or reverse engineer any such Proprietary Information. This non-disclosure shall be in effect throughout the term of this Agreement and shall extend for 12 months after termination of this Agreement.

14. Non-Compete. Each Partner hereby agrees not to directly or indirectly compete with the business of the other Partner and its successors without written permission during the period of this Agreement and for a period of two years following termination of this Agreement. The term "non-compete" as used herein shall mean that each Partner shall not own, manage, operate, consult or be engaged in a business substantially similar to, or competitive with, the present business of the Company or such other business activity in which the Company may substantially engage during the term of this Agreement.

15. Governing Law; Consent to Personal Jurisdiction. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF SOUTH AFRICA IN THE JURISDICTION OF CAPE TOWN. EACH PARTNER HEREBY EXPRESSLY CONSENTS TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE JURISDICTION OF CAPE TOWN, SOUTH AFRICA FOR ANY LAWSUIT FILED THERE AGAINST ANY PARTY TO THIS AGREEMENT BY ANY OTHER PARTY TO THIS AGREEMENT CONCERNING THE STRATEGIC PARTNERSHIP OR ANY MATTER ARISING FROM OR RELATING TO THIS AGREEMENT.

In witness whereof the Partners have signed and sealed this Agreement as of this 1st day of June, 2004.


Intesol Corporation (Pty) Ltd.            Maximum Dynamics, Inc.
------------------------------            ----------------------

By: /s/                                   By: /s/
  ---------------------------                --------------------
   Henry de Bruyn                            Eric Majors
   Managing Director                         Chief Executive Officer


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                                 SCHEDULE A
                         REVENUE AND PROFIT SHARING

As set forth herein and in this Agreement, the Partners agree to split revenue generated from cooperation as specified below. The pricing in this Exhibit is subject to change and can be modified by either
Partner as long as the other Partner agrees in writing to the proposed price change.

1. Project Management Structure. Partners agree that each Maximum project will be secured either by Maximum's Project Management Services Division or one of Maximum's subsidiaries (hereafter referred to as "Maximum"). Therefore, 100% of each contract shall flow through Maximum and payments from that revenue flow shall then be made to INTESOL as set forth in item 3 below.

2. Pricing. Partners must agree on pricing before quotations are presented to customers. All sales agents or value added resellers must have the approval from both Partners before a project bid is submitted to the potential customer.

3. Revenue Sharing. Since each project will require different workloads and contributions from each Partner, each project will inevitably vary in terms of the exact percentages that are allocated to each Partner under this revenue sharing Agreement. Each project shall be jointly agreed upon beforehand in writing by both Parties in terms of pricing and revenue sharing prior to any project bid or proposal being submitted. However, in order to establish general parameters and minimum thresholds by which the Parties can operate, the Parties agree as follows (unless modified in writing for a specific project bid or proposal):

   For Revenue Received From Projects Supplied By Maximum
   ------------------------------------------------------
   a.      Maximum shall book 100% of the gross revenues
   b. Maximum shall pay to INTESOL the cost of project support and/or implementation plus twenty percent (20%)

   For Revenue Received From Projects Supplied By INTESOL
   ------------------------------------------------------
   a.      Maximum shall book 100% of the gross revenues
   b. Maximum shall retain a minimum of fifteen percent (15%) of the gross profit

4. Customer Relationships. Both Parties agree that the Party supplying the customer agreement (hereafter referred to as "Supplying
Partner") owns the relationship with that customer and that the other Party shall not deal with that customer directly unless agreed to beforehand by the Supplying Partner. Contact with the customer shall be established and managed by the appointed project liaison for that customer by the Supplying Partner unless otherwise specified in writing by the Supplying Partner.





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